EXHIBIT 99.1

Cheniere and Gas Natural Fenosa Sign 20-Year LNG
Sale and Purchase Agreement

▪	Gas Natural Fenosa contracts for approximately 3.5 million tonnes per annum of LNG

▪	Cheniere completes customer contracts for the first phase of its project

▪	Cheniere will advance towards investment decision to start development of two trains

Houston, Texas - November 21, 2011 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) announced today that its subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”), has entered into a liquefied natural gas (“LNG”) sale and purchase agreement (“SPA”) with Gas Natural Aprovisionamientos, a subsidiary of Gas Natural Fenosa, under which Gas Natural Fenosa has agreed to purchase 3.5 million tonnes per annum (“mtpa”) of LNG. Sabine Liquefaction is developing liquefaction capabilities to produce 9.0 mtpa of LNG in the first phase of its project at the Sabine Pass LNG terminal owned by Cheniere Partners. This contract with Gas Natural Fenosa is another milestone for the project as Sabine Liquefaction has now reached its contract capacity target of 7.0 mtpa, which is expected to support the construction of the first two trains.

Under the agreement, Gas Natural Fenosa will pay Sabine Liquefaction a fixed sales charge for the full annual contract quantity and will also pay a contract sales price for LNG purchases based on the applicable Henry Hub index traded on the New York Mercantile Exchange. LNG will be loaded onto Gas Natural Fenosa's vessels. The SPA has a term of twenty years commencing upon the date of first commercial delivery, and an extension option of up to ten years. LNG deliveries are expected to commence in 2016. The SPA is subject to certain conditions precedent, including but not limited to Sabine Liquefaction's receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct the liquefaction facilities.

“We welcome Gas Natural Fenosa as the next foundation customer for our Sabine Pass liquefaction project. Gas Natural Fenosa is a leading, integrated natural gas and power utility and a significant participant in the natural gas and LNG markets,” said Charif Souki, Chairman and CEO. “With this agreement and the previously announced agreement with BG Gulf Coast, LLC, we have reached our contract capacity target for the first phase of our project. We will now proceed towards making a final investment decision in order to start construction on the first two liquefaction trains in early 2012.”

Gas Natural Fenosa is one of the leading multinational companies in the gas and electricity sector. The company operates in more than 25 countries, has more than 20 million customers and has 15.8 GW of installed power. It is the largest integrated gas and electricity company in Spain and Latin America, leading the natural gas sales market in the Iberian Peninsula, and it is the biggest distributor of natural gas in Latin America. With a fleet of 10 LNG tankers, it is a company of reference for LNG/NG in the Atlantic and Mediterranean basins, where it operates 30 bcm.
Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana. The Sabine Pass terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe). Cheniere Partners is developing a project to add liquefaction and export capabilities to the existing infrastructure at the Sabine Pass LNG terminal.
As currently contemplated, the Sabine Pass Liquefaction Project (“Liquefaction Project”) is being designed and permitted for up to four modular LNG trains, each with a nominal capacity of approximately 4.5 mtpa. The Liquefaction Project is expected to be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous train. The first phase will include two liquefaction trains. Commencement of construction is subject to regulatory approvals and Cheniere Partners making a final investment decision. In November 2011, Sabine Liquefaction entered into a lump sum turnkey contract for the engineering, procurement and construction of the project with Bechtel Oil, Gas and Chemicals. Sabine Liquefaction has also entered into two long-term customer contracts for 7.0 mtpa of capacity, which is sufficient to underpin the financing of the first two trains. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

Milestone	Target Date
▪DOE export authorization	Received
▪Definitive commercial agreements for two trains	Complete
▪EPC contract	Complete
▪Financing commitments	4Q11/1Q12
▪FERC construction authorization	2012
▪Commence construction	2012
▪Commence operations	2015/2016

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals and (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Burke, 713-375-5104
Media: Diane Haggard, 713-375-5259